Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Kenneth L. Hignett Senior Vice President, Chief Financial Officer & Secretary (216) 359-9000
MORGAN’S FOODS ANNOUNCES CHANGE IN CAPITAL EXPENDITURE PLANS
Cleveland, Ohio (November 21, 2007) — Morgan’s Foods, Inc. (OTC:MRFD) (www.morgansfoods.com) announces change in capital expenditure plans.
As a result of changes in the deadlines for required image enhancements and increases in the costs associated with the current image required for its KFC restaurants, Morgan’s Foods, Inc. has changed its estimate for capital expenditures from that which was previously anticipated. Capital expenditures through the end of the Company’s fiscal second quarter which ended August 12, 2007 were $2,263,000 and capital expenditures during the fiscal third quarter ended November 4, 2007 approximate $2.6 million. In addition, the Company expects to make approximately $3.3 million in capital expenditures during its fiscal fourth quarter and approximately $3.6 million during the first half of fiscal 2009.
The Company believes that it will be able to meet its image enhancement obligations using a combination of existing cashflow, debt financing and sale/leasebacks.
Morgan’s Foods, Inc. operates a total of 97 restaurants in six states, being comprised of 73 KFC restaurants, 6 Taco Bell restaurants, 13 KFC/Taco Bell “2n1” restaurants, 3 Taco Bell/Pizza Hut Express “2n1’s”, 1 KFC/Pizza Hut Express “2n1” and 1 KFC/A&W “2n1”.
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